Exhibit 23.3

January 29, 2024

Bruush Oral Care Inc.

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 10, 2023, relating to the financial statements as of October 31, 2022, 2021 and January 31, 2021, and for the 12-months ended October 31, 2022, 9-months ended October 31, 2021 and 12-months ended January 31, 2021 of Bruush Oral Care Inc., and the related notes (collectively referred to as the “financial statements”). We also consent to the reference to our firm under the heading “Experts” in the prospectus included in the Registration Statement on Form F-4 dated January 29, 2024 of Bruush Oral Care Inc.

/s/ DMCL

DALE MATHESON CARR-HILTON LABONTE LLP

CHARTERED PROFESSIONAL ACCOUNTANTS